Exhibit 99.2

For Immediate Release

NOTE TO EDITORS: Conference call for newswires today, Friday, August 22, 2008, at 8:15 a.m. (London).

AON TO ACQUIRE BENFIELD GROUP LIMITED

Transaction Creates Premier Reinsurance Franchise with Global Reach, Diverse Product Capability and World Class Colleagues to Serve Clients’ Evolving Needs

CHICAGO and LONDON, August 22, 2008 – Aon Corporation (NYSE: AOC) and Benfield Group Limited (LSE: BFD) announced today that the boards of directors of both companies have unanimously approved a definitive agreement under which Aon will acquire Benfield for £3.50 ($6.55) per share in cash and assume £91 million ($170 million) of Benfield net debt, representing an enterprise value of approximately £935 million ($1.75 billion) on a fully diluted basis.  The consideration represents a 29 percent premium to Benfield’s closing stock price on August 21, 2008, the last trading day prior to the announcement of the agreement.

Benfield is a leading independent reinsurance intermediary in terms of reputation and standing.  The Benfield business is renowned in the industry for its excellent client service, leading analytics capability and record of innovation.  Aon believes that, as part of Aon Re Global, Benfield can continue to build upon these strengths, creating an unparalleled reinsurance franchise with global reach, diverse product capability and world class colleagues to effectively serve clients’ evolving needs.  Following the close of the transaction, Aon intends to integrate the Benfield business with its existing reinsurance operations (Aon Re Global) and operate the division globally under the newly created Aon Benfield Re brand.

“This agreement reflects our ongoing efforts to ensure that Aon’s colleagues, capabilities and technology remain at the forefront of our industry and that we provide the best value for our clients,” said Greg Case, president and chief executive officer of Aon Corporation.  “Over the past several years, we have made significant progress in strengthening Aon’s operational platform and global network, becoming a more client-focused organization with a broader portfolio of innovative products and services.  With Aon Benfield Re, we will build on this progress to further enhance organic growth, expand margins, and drive shareholder value.”

Mr. Case continued, “Aon and Benfield share a common focus on excellence in client service, and both recognize the importance of being the destination of choice for the best talent in our industry.  The strong cultural fit between our firms will enable us to quickly realize the benefits of this transaction, and the value added for our clients and shareholders, in a seamless fashion following the close of our transaction.”

Grahame Chilton, chief executive officer of Benfield, commented, “We are excited by this unique opportunity to create a powerful global franchise capable of expanding and redefining innovative reinsurance and capital market solutions.  At the same time, the Benfield board believes that the offer provides Benfield’s shareholders with fair and certain value.  We look forward to joining the Aon team and working with them as Aon Benfield Re to expand our joint expertise and local reach to customers around the world.”

“I have significant respect and admiration for the Benfield organization,” noted Michael O’Halleran, executive chairman of Aon Re Global.  “I look forward to working with Grahame, Andrew and our colleagues and team members as we combine the strengths of our two organizations into the leading reinsurance and capital management advisor in the world.”

Andrew Appel, chief executive officer of Aon Re Global, added, “The combination of our two firms will create an unparalleled set of capabilities to deliver distinctive client value, drive innovation in analytics and capital management, and enhance the value proposition for colleagues and team members in both businesses.”

Benefits of the Transaction

Aon’s and Benfield’s reinsurance operations are highly complementary.  Through the transaction, Benfield will add significantly to capabilities in:

•                  Developing markets around the world that both firms have targeted for growth, including Asia, Central and Eastern Europe, Africa and Latin America.  Benfield’s reputation for its long-standing client relationships in Japan and other Asian markets, in particular, is extremely strong;

•                  Global analytics, modelling and client facing technology, which have enabled Benfield to differentiate itself in the marketplace, as demonstrated by its achievement of significant market share as well as the receipt of numerous industry awards, including 12 awards received in 2007 and 2008 alone;

•                  The U.S. Florida and South East property-catastrophe markets, where Benfield’s pioneering ReMetrics capability, together with its long-standing market experience, deliver to clients a uniquely attractive risk analysis proposition;

•                  Key major accounts.  On a pro forma basis, Aon Benfield Re will serve the majority of insurance and reinsurance carriers globally.  Aon expects the new and expanded client relationships afforded by the combination to support continued growth;

•                  Cost savings and operational efficiencies.  The transaction is expected to generate approximately £65 million ($122 million) in annual cost savings fully phased-in in 2011, primarily from shared administrative and support services across both Aon Re Global and Benfield;

•                  Strong operating cash flows.  Aon expects strong operating cash flows following the transaction to continue to support the Company’s capital allocation priorities including, among others, its share repurchase program.  As of August 7, 2008, Aon has repurchased 89.8 million of its shares for $3.7 billion and had approximately $900 million remaining under its share repurchase authorization.  Aon plans to complete the remaining share buyback by year-end 2009.

The return on invested capital (ROIC) on the acquisition is 13.8 percent compared to 12 percent on the share repurchase program.

Transaction Summary

The transaction is expected to close by the end of 2008, subject to customary closing conditions and regulatory approvals as well as approval by Benfield shareholders.  Aon has received commitments from Benfield shareholders representing approximately 25.4 percent of Benfield’s outstanding shares to vote their shares in favor of the transaction.

Aon intends to fund the transaction through cash on hand.  The transaction is not subject to a financing contingency.

Aon expects the acquisition to be accretive to earnings per share in the first year after closing, excluding one-time items, and meaningfully accretive thereafter.

Following the close of the transaction, Grahame Chilton, chief executive officer of Benfield, will serve as vice chairman of Aon Group, reporting to Greg Case, chief executive officer, Aon Corporation.  Mr. Chilton will join the Aon Corporation executive committee and the Aon Benfield Re executive committee.  Michael O’Halleran and Andrew Appel will serve as executive chairman and chief executive officer, respectively, of Aon Benfield Re.  Mr. Appel will continue to serve as chairman, Aon Consulting Worldwide.

Exchange Rate

GBP/USD: 1.87.

Advisors

Credit Suisse acted as financial advisor to Aon, and Clifford Chance LLP is serving as legal counsel.  Merrill Lynch acted as financial advisor to Benfield, and Debevoise & Plimpton LLP is serving as legal counsel.

Newswire Conference Call

Aon and Benfield will host a conference call for newswires today, Friday, August 22, 2008, at 8:15 a.m. (London), 3:15 a.m. (New York), 2:15 a.m. (Chicago).  Journalists can join the conference call by dialing 08452450224 (within the UK) or + 44 (0) 1452542309 (outside of the UK), passcode 151159 followed by #.

Analyst and Investor Conference Call and Webcast Details

Aon and Benfield will host a conference call today, Friday, August 22, 2008, at 8:30 a.m. (New York), 7:30 a.m. (Chicago), 1:30 p.m. (London).  Interested parties can listen to the conference call by dialing +1- (888) 423-3275 (within the U.S.) or +1- (612) 332-0820 (outside of the U.S), or via a live audio webcast at www.aon.com and www.benfieldgroup.com.

Presentation slides that provide an overview of the transaction will be made available at both www.aon.com and www.benfieldgroup.com approximately one hour prior to the start of the conference call.

A replay of the conference call will be available through September 5, 2008, and can be accessed by dialing +1- (800) 475-6701 (within the U.S.) or (320) 365-3844 (outside of the U.S.), access code: 958397.  The replay will also be available at www.aon.com and www.benfieldgroup.com.

About Benfield

Benfield is the world’s leading specialist reinsurance and risk intermediary.  Its customers include many of the world’s major insurance and reinsurance companies as well as government entities and global corporations.  Benfield operates from more than 50 locations worldwide.  Benfield is listed on the London Stock Exchange under the ticker symbol BFD. For more information on Benfield, please log onto http://www.benfieldgroup.com.

About Aon

Aon Corporation is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting.  Through its 36,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions.  Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries.  Aon was named the world’s best broker by Euromoney magazine’s 2008 Insurance Survey.  In 2008, Aon ranked highest on the Business Insurance ranking of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues.  Aon also was ranked by A.M. Best as the number one global insurance brokerage in 2007 and 2008 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 and 2008 by the readers of Business Insurance.  For more information on Aon, log onto http://www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, and the cost of resolution of other contingent liabilities and loss contingencies. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Aon Corporation	Benfield Group Limited
Investors	Analysts & Investors
Scott Malchow	Julianne Jessup
Vice President, Investor Relations	T: +44 (0)20 7578 7425
T:+1-312-381-3983
Rob Bailhache
Media	Financial Dynamics
David Prosperi	T: +44 (0)20 7269 7200
Vice President, Global Public Relations
T:+1-312-381-2485	Media
David Bogg
T: +44 (0)20 7522 4016

David Haggie
Haggie Financial
T: +44 (0)20 7417 8989